CONFIDENTIAL TREATMENT REQUESTED UNDER
C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406.
[*****] INDICATES OMITTED MATERIAL THAT IS THE
SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST
FILED SEPARATELY WITH THE COMMISSION.
THE OMITTED MATERIAL HAS BEEN FILED
SEPARATELY WITH THE COMMISSION.
Exhibit 10.64
No.: BSGXXXX-XXXX
Date:
MASTER AGREEMENT
FOR NETWORK SERVICES

Newco Name:	Newco
Address:	xxxxxxxxxxxxxxxx
xxxxxxxxxxxxxxxx

AGREED FORM
This Master Agreement for Network Services is entered into between SPRINT SOLUTIONS, INC., as contracting agent on behalf of Sprint Communications Company L.P. and other applicable Sprint affiliated entities providing the Products and Services (“Sprint”), and NEWCO LLC (“Newco”).
Background
Sprint and other parties have entered into a Transaction Agreement and Plan of Merger dated as of ___, 2008 (the “TA”) which provides, among other things, for the formation of Newco which will become an affiliate of Sprint following the completion of the transactions contemplated by the TA.
The transactions contemplated by the TA, including the formation of Newco, will: (i) foster the development by Sprint and its affiliates of a nationwide wireless broadband network (the “Wireless Broadband Network”); (ii) expedite the commercial availability of wireless broadband services over the Wireless Broadband Network to be owned and operated by Newco; and (iii) promote the development of wireless broadband services.
Sprint and its affiliates have entered various commercial agreements with Newco which will result in the establishment of certain commercial relationships between Sprint and its affiliates and Newco upon completion of the transactions contemplated by the TA.
As a result of the foregoing, Sprint desires to enter into this Agreement with Newco to provide, or cause to be provided, to Newco certain network products and services including, but not limited to, IP transport and backhaul, shared hardware and data center collocation services, for Newco’s primary 4G switch sites known as Newco WiMAX Service Centers (“NWSCs”) , control centers, POP sites and other MPLS interconnections between the NWSCs and other Newco support sites, for the consideration and on the terms and conditions set forth in this Agreement.
In consideration of the mutual terms and conditions of this Agreement, the parties agree as follows:
1. General
     1.1 Services. Sprint will provide, or cause to be provided, certain products and services to Newco on a non-exclusive basis (i.e., Sprint is permitted to provide services and products to other customers and Newco is permitted to purchase products and services from other providers) under the terms and conditions of this Agreement and any Order (as defined in Section 23 below) (this Master Agreement and all attachments, related Orders and Statements of Work (“SOW”) are collectively referred to as the “Agreement”). “Order” or “SOW” means an agreed to document between the parties defining the scope of Services to be provided by Sprint. Each Order or SOW specifically incorporates the terms of this Agreement. The terms and conditions of this Agreement control if there is any conflict or inconsistency between the terms and conditions of an Order or SOW and the terms and conditions of this Agreement. Additional terms and conditions in an Order or SOW that impose obligations or increased expenses not expressly contemplated by this Agreement will have no force or effect unless agreed to in advance in writing by both parties.
     1.2 Performance. Sprint will perform all Services in a good and workmanlike manner and in accordance with the terms and conditions of this Agreement, including the requirements of each SOW, and at a standard not less than those Service Level Agreements made available by Sprint’s to its “most favored” customers. Sprint must devote the time, effort and resources to the performance of the Services as are necessary to accomplish the tasks as specified in the Order in a timely and professional manner. With Newco’s prior written consent, which Newco will not unreasonably withhold, Sprint may utilize assistance from

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its subsidiaries, affiliates, subcontractors or consultants in the performance of the Services, but Sprint will remain responsible for the fulfillment of its obligations under this Agreement.
     1.3 Additional Services. From time to time after the date hereof, Newco may identify additional products or services which Newco desires for Sprint to provide to Newco (“Additional Products or Services”). In such event, the parties will amend this Agreement to add the Additional Products or Services and the terms, conditions and pricing under which such Products or Services will be delivered. In all cases, Sprint and Newco will cooperate and act in good faith in determining whether, and on what terms, Sprint will provide the Additional Products and Services. Newco is not obligated to first make request to Sprint before Newco may secure services from third parties, and, the foregoing notwithstanding, Sprint will have no obligation to agree to execute an Order to provide Additional Products or Services.
     1.4 Modification or Discontinuance of Services.
          A. Modifications Not Requiring Consent. Sprint may make changes from time to time in the manner of performing any Service to Newco if (1) Sprint is making similar changes in performing analogous services for itself or for other similarly situated customers in general, (2) Sprint furnishes to Newco substantially the same notice (in content and timing) as Sprint must furnish to its own organization or other similarly situated customers respecting the changes, but in no case less than 60 day prior written notice, (3) no unreasonable amount of resources or development is required by Newco, as determined by Newco, to accept the changes; and (4) the change will have no material impact on the features, functionality or pricing of the Products or Services and no material impact on Sprint’s ability to meet the SLA for the Products and Services. No change may increase the charges for the applicable Service unless agreed to in advance, in writing by both parties.
          B. Modifications Requiring Consent. Sprint may request the consent of Newco to a material modification of any Product or Service by sending Newco written notice of the proposed change for the Product or Service at least 60 days before the change is to take effect. Newco will use commercially reasonable efforts to provide any objections to the requested modification within 60 days of receipt of the notice. Except as otherwise provided for in this Agreement, Newco is not obligated to agree to accept the change request, in which case the change will not be implemented by Sprint with respect to the Products and Services to be delivered under this Agreement.
          C. Service Discontinuance. If Sprint elects to abandon a Product line or Service offering being provided to Newco under this Agreement (which Sprint may do only if Sprint has also elected to abandon the Product line or Service for all other customers), Sprint will give Newco commercially reasonable notice in writing, but in no event shall Sprint give less than 180 days before the anticipated date of discontinuance. If Sprint intends to abandon or transfer assets (subject to transfer rights and any right to use restrictions in the applicable asset purchase agreements), including but not limited to equipment, software, property, network, employees or other resources, used in providing the discontinued Product or Service, Sprint will provide Newco the opportunity to bid on such assets before Sprint abandons or transfers such assets to a third party. This provision will not apply in the case of a Product or Service end-of-life when a replacement or next-generation Product or Service is made available by Sprint.
     1.5 Conflicts Provision. If a conflict exists among provisions within the Agreement, specific terms will control over general provisions, and negotiated, added or attached terms, conditions or pricing will control over standardized, posted or non-negotiated terms, conditions and pricing, to the extent permitted by law.
     1.6 Change of Control.
A.	Other than as permitted under Section 9 (Assignment) below, if at any time during the Term, a Competitor of Sprint acquires a Controlling interest in Newco, Sprint and Newco agree to renegotiate pricing of any or all of the services being delivered by Sprint within 90 days following the change in Control to a Competitor of Sprint. If the Parties, both acting reasonably, are unable to reach agreement, on new pricing within 90 days, Sprint reserves the right to terminate this Agreement with 180 days’ advance written notice.

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B.	If Sprint is acquired by a third party, Newco will have the opportunity to bid on divested or abandoned assets.
     1.7 Transition. In the event of any termination or expiration of the Agreement or any Order or SOW, Sprint will cooperate reasonably in the orderly wind-down of the Services being terminated or transitioned to another service provider. Sprint will provide a transition period for Services not to exceed one hundred twenty (120) days, and Newco shall pay Sprint for any Services associated with such transitional period at prices no higher than quoted under this Agreement, unless the parties mutually agree to a longer time period. If Newco initially designates a transition period of less than one hundred twenty (120) days, it may unilaterally subsequently extend the transition period up to the maximum period of one hundred twenty (120) days with five (5) days’ notice to Sprint. Newco may, in its discretion, terminate the transition period at any time by giving written notice to Sprint. During the transition period, the Parties will continue to be bound by and perform in accordance with the Agreement and all applicable SOWs and Orders, except that Sprint may reduce designated support services, if any, in proportion to the level of Services installed. If Newco is in material default of its payment obligations at the time it requests a transition period, Sprint may require the account to be brought current or a deposit from Newco before providing transition services over more than a 30-day period.
2. Term
This Agreement will become effective as of the date signed below by all parties (the “Effective Date”) and will continue for 5 years (the “Initial Term”). Newco has the right to renew this Agreement for one additional 5 year term (the “Renewal Term”) upon written notice to Sprint of its intent to renew at least 60 days before the expiration of the Initial Term. The Initial Term and Renewal Term are referred to as the “Term.” This subsection is subject to the early termination rights stated elsewhere in this Agreement or other term periods identified in any attachment or related statement of work.
3. Attachments
The following attachments are incorporated into this Agreement by reference (“Attachment(s)”):
Attachment A: Inter-exchange Services Pricing
Attachment A-1: IP Network Transport Services
Attachment A-2: Data Center Collocation
Attachment A-3: Network Operations and Management
Attachment A-4: Application Platforms
Attachment A-5: Toll Free Voice Services
Attachment B: Backhaul
Attachment C: Product Annexes
Attachment D: Service Level Agreements.
4. Confidential Information
     4.1 General. Except with the prior consent of the disclosing party, each party must: (i) limit access to the Confidential Information to its employees, agents, representatives, subcontractors and consultants who have a need-to-know; (ii) advise its employees, agents, representatives, subcontractors and consultants having access to the Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; and (iii) safeguard the Confidential Information by using a reasonable degree of care to prevent disclosure of the Confidential Information to third parties, but at least that degree of care used by that party in safeguarding its own similar information or material. These confidentiality obligations do not apply to the extent that (a) the information is in the public domain through no fault of the non-disclosing party, (b) the information has been disclosed by the disclosing party to third parties without similar confidentiality obligations attached to the disclosure or (c) the disclosure of the information is required by judicial or administrative process or by law and the party has used commercially reasonable efforts to allow the disclosing party to intervene before the disclosure. “Confidential Information” means any information marked, noticed, or treated as confidential by a party that the party holds in confidence, including all trade

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secret, technical, business, or other information, including customer or client information, however communicated or disclosed, relating to past, present and future research, development and business activities.
     4.2 Newco Proprietary Network Information. With regard to Newco Proprietary Network Information (as defined below), each party must: (i) implement a program that trains associates with access to the CPNI of the other party to avoid accessing or using CPNI of the other party except as expressly allowed under this Agreement; (ii) where economically reasonable, implement a conspicuous on-screen and hard-copy scripting program to remind associates with access to CPNI of the other party of their contractual and legal compliance obligations; (iii) prohibit the use of CPNI of the other party for marketing purposes; (iv) protect CPNI of the other party from distribution to other parties who are not engaged in assisting the owner of the CPNI in providing service to the owner’s customers; (v) contractually obligate its third party subcontractors to abide by obligations that are at least as stringent as those that are enumerated in this Section 4.2 when they have access to the CPNI of the other party; (vi) implement an audit program to assure compliance with CPNI protection commitments and obligations; (vii) promptly electronically report breaches of the obligations to protect CPNI of the other party to the Secret Service and FBI via the CPNI Breach Reporting Facility within seven days of the breach before notification to the other party (unless there is an urgent need to avoid immediate and irreparable harm in which case the other party may be immediately notified); (viii) report breaches of the obligations to protect CPNI of the other party to the other party seven days after reporting a breach to the Secret Service and FBI, unless law enforcement has requested a longer delay; and (ix) administer a disciplinary program that treats associates who violate the CPNI obligations to the other party in the same manner as associates who fail to adequately protect the CPNI of their employer. “Newco Proprietary Network Information” (or “CPNI”) means customer information as defined in Section 222 of the Telecommunications Act of 1996 and 47 C.F.R. Section 64.2001-64.2009.
     4.3 Carrier Proprietary Information. With regard to Carrier Proprietary Information (as defined below), each party must only use CPI of the other party in connection with the specific services being provided to the other party, in support of that party’s provision of services to a third party, pursuant to a Order and must: (i) implement a program that trains associates with access to the CPI of the other party to avoid accessing or using CPI of the other party for competitive purposes, either retail or wholesale; (ii) where economically reasonable, implement a conspicuous on-screen and hard-copy scripting program to remind associates with access to CPI of the other party of their contractual and legal compliance obligations; (iii) protect CPI of the other party from distribution to other parties who are engaged in assisting the owner of the CPI in providing service to the owner’s customers; (iv) contractually obligate its third party subcontractors to abide by obligations that are at least as stringent as those that are enumerated in this Section 4.3 when they have access to the CPI of the other party; (v) implement an audit program to assure compliance with CPI protection commitments and obligations; (vi) promptly report breaches of the obligations to protect CPI of the other party to the other party (and in no case more than 15 days after discovery of such breach); and (vii) administer a disciplinary program that treats associates who violate the CPI obligations to the other party in the same manner as associates who fail to adequately protect the CPI of their employer from inappropriate use of disclosure. “Carrier Proprietary Information” (or “CPI”) means carrier information protected by Section 222 of the Telecommunications Act of 1996.
     4.4 Privacy. Sprint’s privacy policy, as amended from time to time, is available at www.sprint.com/legal/privacy.html. The privacy policy includes information about Sprint’s customer information practices and applies to the provisioning of the Products and Services. Newco’s privacy policy, as amended from time to time, will apply to Sprint end-user information handled by Newco and is available at Newco’s primary website.
5. Dispute Resolution
     5.1 General. Except as provided in Section 5.4 below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, must first be attempted to be settled by good faith efforts of the parties to reach mutual agreement, and second, if mutual agreement is not reached to resolve the dispute, by final, binding arbitration as set out in Section 5.3 below.
A.	If there is a dispute between the Parties regarding the calculation of [*****], the Parties will make good faith efforts to resolve the dispute based on a review of [*****] estimates from two or more established carriers. If the Parties are unable to resolve such dispute in accordance

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with Section 5.2 below, then either party may invoke the appraisal process in Subsection 5.1.C below.
B.	If there is a dispute between the Parties regarding the calculation of [*****], the Parties will make good faith efforts to resolve the dispute based on a review of [*****] as described above. If the Parties are unable to resolve such dispute, then the dispute will be addressed in accordance with this Section 5 (excluding Section 5.1.C).
C.	[*****] Appraisal Process. Either party may invoke the appraisal process described in this provision. The party seeking an [*****] appraisal will engage an independent valuation expert from the American Society of Appraisers, the National Association for Certified Valuation Analysts, or a Certified Public Account with a Business Valuation Analyst accreditation or any other independent third party appraiser as may be mutually agreed upon by the parties. If the other party believes such appraisal to be unreasonable, it has the right to engage a separate appraiser from the same set of organizations. If these independent valuations differ by more than [*****]%, a third appraisal will be jointly commissioned and the average of the three independent appraisals will be considered binding. If the initial two appraisals do not differ by more than [*****]%, the average of the two will be presumed to represent [*****] for purposes of this Agreement.
     5.2 Initial Resolution. Subject to Section 5.5, a party that wishes to initiate the dispute resolution process must send written notice to the other party with a summary of the controversy and a request to initiate these dispute resolution procedures. On receipt of the notice, the parties will first seek agreement through discussions at the parties’ director level for a minimum of 10 days and not more than 30 days. If no agreement is reached by the directors during that period, the parties will continue to seek agreement through discussions at the vice president level of the relevant operating divisions of each company for a minimum of an additional 15 days and not more than 30 days. If no agreement is reached by the vice presidents during that period, the parties will continue to seek agreement through discussions among individuals of each company at the Chief Operation Officer level or higher for a minimum of an additional 15 days and not more than 45 days. The individuals specified above may utilize other alternative dispute resolution procedures to assist in the negotiations to the extent mutually agreed to between such persons.
     5.3 Arbitration. If a dispute has not been resolved by the parties following exhaustion of the procedures set forth in Section 5.2, either party may demand arbitration by sending written notice to the other party. The arbitration will be conducted in accordance with the arbitration rules promulgated under the CPR Institute for Dispute Resolution’s (“CPR”) Rules for Non-Administered Arbitration of Business Disputes then prevailing at a mutually agreeable neutral location. To the extent that the provisions of this Agreement and the prevailing rules of CPR conflict, the provisions of this Agreement will govern. The arbitrator(s) will be required to furnish, promptly upon conclusion of the arbitration, a written decision, setting out the reasons for the decision. The arbitration decision will be final and binding on the parties, and the decision may be enforced by either party in any court of competent jurisdiction. Each party will bear its own expenses and an equal share of the expenses of the third arbitrator and the fees, if any, of the CPR. The prevailing party will be entitled to reasonable legal fees and costs, including reasonable expert fees and court or arbitration costs. If the prevailing party rejected a written settlement offer that exceeds the prevailing party’s recovery, the offering party will be entitled to its reasonable legal fees and costs.
     5.4 Injunctive Relief. The foregoing notwithstanding, each party will have the right to seek injunctive relief in any court of competent jurisdiction with respect to any alleged breach by the other party of its obligations under Section 11 (Indemnification), or under Section 4 (Confidential Information) hereof or any agreement regarding confidential information contained in any Order. Such remedy will not be exclusive and will be in addition to any other remedy that a party may have as a result of any such breach.
     5.5 Materiality Threshold. With respect to disputes for charges under any Order, no dispute may be initiated by a party pursuant to this Section 5 unless the amount in dispute is at least $1,000 in regard to any individual Order or at least $10,000 in the aggregate (calculated on a monthly basis).
     5.6 Jury Trial Waiver. The parties mutually, expressly, irrevocably and unconditionally waive trial by jury and any right to proceed as lead plaintiff, class representative, or other representative capacity for any class action proceedings arising out of or relating to this Agreement or an Order. This subsection survives the termination of this Agreement.

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6. Relationship of Parties
     6.1 Independent Contractors. Each party is an independent contractor in the performance of its obligations under this Agreement. Neither party has any authority to bind the other party or its affiliates with respect to third parties.
     6.2 No Performance. Neither party undertakes by this Agreement or any Order or SOW to conduct the business or operations of the other party. Nothing contained in this Agreement or any Order or SOW is intended to give rise to a partnership or joint venture between the parties or to impose on the parties any of the duties or responsibilities of partners or joint ventures.
7. Force Majeure
Neither party will be in default of its obligations under this Agreement for any delays or failure in performance resulting from any cause or circumstance beyond the party’s reasonable control as long as the non-performing party exercises commercially reasonable efforts to perform its obligations in a timely manner. If Sprint incurs travel, meals or lodging expenses in order to provide Products or Services in a force majeure situation and such expenses exceed the expense authorization limits, if any, set forth in this Agreement but are otherwise reasonable in light of the circumstances, Sprint will not be required to obtain prior approval of such expenses in order to obtain reimbursement for such expenses from Newco. If any such occurrence prevents Sprint from providing any of the Products and Services, Sprint must cooperate with Newco in obtaining an alternative source for the affected Products and Services, each party to bear their own reasonable expenses and Newco is released from any payment obligation to Sprint with respect to the Services during the period of the force majeure. If a force majeure condition continues to prevent a party from performing for more than 60 consecutive days, then the other party may terminate the applicable Order or SOW.
8. Warranties
     8.1 Mutual Representations and Warranties.
     A. Each party represents and warrants to the other party that (1) it is validly existing, in good standing, and is qualified to do business in each jurisdiction where it will conduct business under this Agreement; (2) the signing, delivery and performance of this Agreement by the party has been properly authorized; and (3) no claims, actions or proceedings are pending or, to the knowledge of the party, threatened against or affecting the party that may, if adversely determined, reasonably be expected to have a material adverse effect on the party’s ability to perform its obligations under this Agreement.
     B. Each party represents and warrants to the other party that the execution, delivery, or performance of this Agreement will not (1) violate any existing law, regulation, order, determination or award of any governmental authority or arbitrator, applicable to the party; and (2) violate or cause a breach of the terms of the party’s governing documents or of any material agreement that binds the party.
     8.2 General Warranties. Sprint warrants that (i) the Services will be provided in a workmanlike manner and in accordance with the requirements of each SOW, and (ii) Sprint will use an adequate number of personnel to perform the Services and the personnel utilized by Sprint will possess suitable training, education, experience and skill to perform the Services.
     8.3 Disclaimer of Warranties. EXCEPT AS OTHERWISE STATED IN SECTION 8 OF THIS AGREEMENT OR EXCEPT FOR ANY EXPRESS WARRANTIES AGREED TO IN A STATEMENT OF WORK OR ORDER, SPRINT MAKES NO WARRANTIES EXPRESS OR IMPLIED, IN CONNECTION WITH ANY GOODS OR SERVICES PROVIDED TO RECEIVER UNDER THIS AGREEMENT.
9. Assignment
This Agreement is binding on, and inures to the benefit of, the parties and their respective successors, legal representatives and permitted assigns in accordance with this Section 9. Except as provided in Section 1.2, no assignment of this Agreement or of any rights or obligations under this Agreement, in whole or in part, may be made by either party without the prior written consent of the other party, except that either party may assign its rights or

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delegate its duties to a Controlled subsidiary of the party or to an entity under common Control with the party, and that either party may assign this Agreement to a successor entity that results from a merger, acquisition or sale of all or substantially all of that party’s assets. Such a delegation does not relieve the delegating party of its obligations under this Agreement. Any attempted assignment without the required consent is void.
10. Limitations of Liability
     10.1 Direct Damages. Except for a Party’s indemnity obligations and except for a party’s breach of its obligations under Section 4 (Confidentiality), each party’s maximum liability for damages caused by its failure(s) to perform its obligations under this Agreement is limited to: (A) proven direct damages for claims arising out of personal injury or death, or damage to real or personal property, caused by the party’s negligent or willful misconduct; or (B) proven direct damages for all other claims arising out of this Agreement, not to exceed in the aggregate (in the case of clause (B) only), in any 12 month period, the greater of [*****] prior to the event giving rise to the claim. Newco’s payment obligations, liability for early termination charges, and the parties’ indemnification obligations under this Agreement are excluded from this provision.
     10.2 Consequential Damages. EXCEPT FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 11 (INDEMNITY) AND SECTION 4 (CONFIDENTIALITY), NEITHER PARTY WILL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES FOR ANY CAUSE OF ACTION, WHETHER IN CONTRACT OR TORT. CONSEQUENTIAL, INCIDENTAL, AND INDIRECT DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOST PROFITS, LOST REVENUES, AND LOSS OF BUSINESS OPPORTUNITY, WHETHER OR NOT THE OTHER PARTY WAS AWARE OR SHOULD HAVE BEEN AWARE OF THE POSSIBILITY OF THESE DAMAGES.
     10.3 Unauthorized Access/Hacking. Sprint is not responsible for unauthorized third party access to, or alteration, theft or destruction of, Newco’s data, programs or other information through accident, wrongful means or any other cause while such information is stored on or transmitted across Sprint network transmission facilities or Newco premise equipment, provided Sprint has performed to the relevant network security service levels set forth in any attachment or related statement of work.
     10.4 Content. Sprint is not responsible or liable for the content of any information transmitted, accessed or received by Newco through Sprint’s provision of the Products and Services, excluding content originating from Sprint.
11. Indemnification
11.1	Mutual Indemnification for Personal Injury, Death or Damage to Personal Property. Each party will indemnify and defend the other party, its directors, officers, employees, agents and their successors against all third party claims for damages, losses, liabilities or expenses, including reasonable attorneys’ fees, arising from the performance of this Agreement and relating to personal injury, death, or damage to tangible personal property that is alleged to have resulted, in whole or in part, from the negligence or willful misconduct of the indemnifying party or its subcontractors, directors, officers, employees or authorized agents.
11.2	Newco Indemnification.
A.	Newco will indemnify and defend Sprint, Sprint’s directors, officers, employees, agents and their successors, against all third party claims for damages, losses, liabilities or expenses, including reasonable attorneys’ fees, arising out of:
(1)	Newco’s failure to obtain permits, licenses, or consents that Newco is required to obtain to enable Sprint to provide the Products or Services (e.g., landlord permissions or local construction licenses). This provision does not include permits, licenses, or consents related to Sprint’s general qualification to conduct business;
(2)	Newco’s breach of the licensing requirements in the Software License section (Section 5.2);
(3)	Newco’s failure to comply with any provision of the Use of Products and Services section (Section 6.2 of Attachment A to this Agreement); or
(4)	Sprint’s failure to pay any tax based on Newco’s claim of a legitimate exemption under applicable law.

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11.3	Sprint Indemnification.
A.	Sprint will indemnify and defend Newco, Newco’s directors, officers, employees, agents and their successors, against all third party claims for damages, losses, liabilities or expenses, including reasonable attorneys’ fees, arising out of:
(1)	Sprint’s failure to obtain permits, licenses, or consents that Sprint is expressly required pursuant to this Agreement or a mutually agreed upon written statement of work, or are otherwise necessary for the continuance of Sprint’s normal business operations, to obtain, to enable Sprint to provide the Products or Services (e.g., landlord permissions or local construction licenses); or
(2)	Sprint’s failure to pay any tax or fee required to be paid by Sprint under this Agreement or applicable law.
B.	In addition, Sprint will indemnify and defend Newco, Newco’s directors, officers, employees, agents and their successors against third party claims alleging that Services as provided infringe any third party United States patent or copyright or contain misappropriated third party trade secrets. Sprint’s obligations under this section will be reduced, but only to the extent that the infringement or violation is caused by (i) Sprint’s implementation of specifications that were provided or requested by Newco and such infringement or violation would not have occurred but for Sprint’s implementation of such specifications, or (ii) Newco’s continued use of infringing Services after Sprint provides reasonable notice to Newco of the infringement and provides to Newco non-infringing substitute Services of substantially the same functionality and quality or, if Sprint does not have a commercially reasonable substitute available, has allowed Newco to terminate without any early termination liability. For any third party claim that Sprint receives, or to minimize the potential for a claim, Sprint may, at its option and expense, either:
(1)	procure the right for Newco to continue using the Services;
(2)	replace or modify the Services with comparable Services, without material impact on the features, functionality or pricing of the Products or Services and without material impact on Sprint’s ability to meet the SLA for the Products and Services; or, if the remedies stated in clauses (1) and (2) above are not available on commercially reasonable terms,
(3)	terminate the Services with as much prior notice as possible to Newco under the circumstances (without the imposition of any early termination penalties on Newco) and refund to Newco any amounts prepaid by Newco under this Agreement for Services or Products not rendered. Sprint will refund Newco a prorata portion of nonrecurring charges paid, if any, based on the number of months remaining in the Initial Term or initial minimum Order Term, as applicable, at the time of termination.
11.4	Rights of Indemnified Party. To be indemnified, the party seeking indemnification must (i) give the other party timely written notice of the claim (unless the other party already has notice of the claim), (ii) give the indemnifying party full and complete authority, information and assistance for the claim’s defense and settlement, and (iii) not, by any act, admission or acknowledgement, materially prejudice the indemnifying party’s ability to satisfactorily defend or settle the claim. The indemnifying party will retain the right, at its option, to settle or defend the claim, at its own expense and with its own counsel. The indemnified party will have the right, at its option, to participate in the settlement or defense of the claim, with its own counsel and at its own expense, but the indemnifying party will retain sole control of the claim’s settlement or defense.
11.5	Exclusive Remedies. The provisions of this Indemnification section state the entire liability and obligations of the indemnifying party and any of its Controlled Affiliates or licensors, and the exclusive remedy of the indemnified party, with respect to any of the claims identified in this section.
12. Compliance with Laws
Sprint and Newco must each comply with the provisions of all applicable federal, state, and local laws, ordinances, regulations and codes (including procurement of required permits or certificates) in fulfillment of their obligations under this Agreement.

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13. Mutual Cooperation
     13.1 Account Management. Each party will assign at least one dedicated account manager to serve as the primary point of contact for overall account management, including but not limited to, coordinating orders, attending meetings, conducting account review, providing reports as needed and managing dispute resolution.
     13.2 Cooperation in Performance. The parties and their respective subsidiaries, affiliates, subcontractors and consultants providing or receiving services under this Agreement must cooperate with each other in connection with the performance of the Services under this Agreement, including producing on a timely basis all Confidential Information that is reasonably requested with respect to the performance of Services and the transition of Services at the end of the term of this Agreement, except that the cooperation must not unreasonably disrupt the normal operations of the parties and their respective subsidiaries and affiliates.
     13.3 Records Audits.
     A. Each party will permit the other party reasonable access, upon reasonable advance notice, to relevant books, records, accountants, accountants’ work papers, personnel and facilities for the purpose of testing and verification of the effectiveness of controls with respect to the Services as is reasonably necessary to enable the management of each party to comply with their obligations, if any, under §404 of the Sarbanes Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (collectively, “SOX §404”) and to enable a party’s independent public accounting firm to attest to and report on the assessment of the management of that party in accordance with SOX §404 and Auditing Standard No.2, as adopted by the Public Company Accounting Oversight Board (“Auditing Standard No. 2”), or as required by Newco’s external auditors. In lieu of providing such access, each party may, in their sole discretion, instead furnish the other party with the most recent type II SAS 70 report, if available and dated within the preceding two year period. Neither party is required to furnish the other party access to any information other than information that relates specifically to the Services.
B. Without limiting the generality of, and in order to give effect to, the foregoing provisions of Section 13.3.A:
(1) the Parties will cooperate to identify the significant processes of each party for purposes of Auditing Standard No. 2 and used by the other party in connection with the provision of the Services under this Agreement;
(2) each party will develop and maintain comprehensive procedures to adequately test, evaluate and document the design and effectiveness of its controls over its significant processes;
(3) in the event any deficiencies are found as a result of the testing, each will cooperate in good faith to develop and implement commercially reasonable action plans and timetables to remedy such deficiencies and/or implement adequate compensating controls; and
(4) in connection with providing the access contemplated by Section 13.3.A, both parties will cooperate and assist the other party’s auditors in performing any process walkthroughs and process testing that such auditor may reasonably request of the significant processes.
     13.4 Newco will not misuse Sprint Services or knowingly permit its authorized users or customers to misuse Sprint Services: (A) for libel, slander, invasion of privacy, infringement of copyright, and invasion or unauthorized alteration of private records or data or any other unlawful purpose; (B) for infringement of patents arising from the use of equipment, hardware or software not provided by Sprint; or (C) to transmit or upload information to the Sprint network that contains viruses, worms, or other destructive media or other unlawful content. Newco shall, upon written notice or otherwise becoming aware that one of its authorized users or customers is misusing Sprint Services in violation of this Subsection 13.4, use commercially reasonable efforts to promptly end the misuse. If damage to Sprint’s network or other assets is occurring or imminent as a result of the misuse, Sprint may take reasonable steps to protect its assets, including restricting or suspending the affected Services until the problem is cured. However, Newco is not in breach of this Agreement if Newco is reasonably diligently pursuing steps to prevent or otherwise end the misuse.

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14. Permits
Unless otherwise specifically provided for in this Agreement, both parties must obtain and keep in full force and effect, at its expense, any permits, licenses, consents, approvals and authorizations from governmental agencies and other third parties (“Permits”) necessary for and incident to their respective performance and completion of the Services, including Permits related to a party’s facilities and the conduct of its business.
15. Trademarks, Tradenames and Other Intellectual Property
Nothing in this Agreement or any Order gives authority to one party to use the name, trademarks, service marks, trade names, domain names, carrier identification code or links to the website of the other party or its affiliates for any purpose whatsoever. Nothing in this Agreement or any Order or SOW will be deemed to grant to either party any right or license under any intellectual property of the other party unless the right or license is expressly granted herein or therein. If a conflict exists between any provision relating to intellectual property in this Agreement and the parties’ separate Intellectual Property Agreement, the Intellectual Property Agreement will control.
16. Termination
     16.1 Termination for Breach.
     A. Either party may terminate or cancel any Order for a material breach or default of any of the terms, conditions or covenants of this Agreement or such Order or SOW by the other party, except that the termination or cancellation may be made only after (a) the breaching party has failed to cure the breach within 30 days after having been given written notice thereof, provided that if such cure cannot be effected in such thirty days period, then the breaching party shall have such longer period as is reasonably necessary to cure, provided that the party is diligently pursuing the cure, (such period, “Cure Period”); and (b) the non-breaching party has given 10 days written notice of termination to the breaching party after the expiration of the Cure Period.
     B. Notwithstanding the foregoing, Sprint reserves the right to immediately suspend the affected Services if Newco has breached the provisions in this Agreement relating to the Acceptable Use Policy, Confidentiality, or use of Sprint or its affiliates’ name or marks, if (a) breach of such provisions materially impairs Sprint’s network or causes damages to Sprint, and (b) Sprint has given Newco concurrent written notice of the breach and the opportunity to cure the breach within a reasonable period following such written notice before taking any steps to terminate the affected Services or, if a substantial portion of the Services are affected, the Agreement.
     16.2 Termination for Convenience. Newco may terminate this Agreement or any Order or SOW during the Term of this Agreement for convenience on at least 120 days prior written notice to Sprint or other mutually agreed upon time period. If Newco terminates the Agreement or any Order or SOW under this subsection before the end of the Initial Term in the case of the Agreement, or the initial term of the Order or SOW, Newco must reimburse Sprint for all early termination liabilities as set forth in the applicable attachment to this Agreement as well as any reasonable third party costs incurred by Sprint in the provisioning of the Services under that Order or SOW. Unless expressly stated otherwise (e.g., special construction or other special customer arrangement), circuits terminated during a Renewal Term of any Order or SOW will not incur early termination liabilities if that circuit has been installed for the minimum individual Order Term.
17. Amendment; Waiver
This Agreement may be amended or supplemented at any time only by written instrument duly executed by authorized representatives of each party hereto. No term or condition of this Agreement may be waived unless such waiver is by a written instrument signed by an authorized representative of the party waiving the term or condition. The waiver of any provision is effective only in the specific instance and for the particular purpose for which it was given. No failure to exercise and no delay in exercising, any right or power under this Agreement will operate as a waiver thereof.
18. Severability
Where any provision of this Agreement is declared invalid, illegal, void or unenforceable, or any changes or modifications are required by regulatory or judicial action, and any such invalid, illegal, void or unenforceable provision, or such change or modification, substantially affects any material obligation of a party hereto, the remaining provisions of this Agreement will remain in effect and the parties must mutually agree on a course of action with

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respect to the invalid provision or the change or modification to the end that the purposes and intent of this Agreement are carried out.
19. Survival of Obligations
The provisions in the Agreement relating to Confidential Information, Indemnification, Dispute Resolution, Termination, Payment and Billing, Limitation of Liability, Warranties, and Trademarks, Tradenames and Other Intellectual Property survive any termination, cancellation or expiration of this Agreement.
20. Applicable Law
This Agreement is governed, construed and enforced in accordance with the internal laws of the State of New York, without regard to its conflict of law principles.
21. No Unreasonable Delay or Withholding
Where agreement, approval, acceptance, consent or similar action by Newco or Sprint is required, the action must not be unreasonably delayed or unreasonably withheld.
22. Third Party Beneficiary Rights
With the exception of the parties to this Agreement, there exists no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.
23. Definitions
     23.1 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with that Person.
     23.2 “Competitor of Sprint” means any of the following (including any Controlled Affiliate of the following and any successor (whether by merger, operation of law or otherwise) to any of the following or any of their Controlled Affiliates): AT&T Inc., Verizon Communications Inc., and Verizon Wireless.
     23.3 “Control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a legal entity, whether through the ownership of voting securities, by contract or otherwise.
     23.4 “Controlled Affiliate” of a Person means:
(i) each direct or indirect Subsidiary of that Person and of that Person’s parent company,
(ii) any Affiliate of the Person that the Person (or its parent) can directly or indirectly unilaterally cause to take or refrain from taking any of the actions required, prohibited or otherwise restricted by this Agreement; and
(iii) such Person’s parent.
     23.5 “Commencement Date” is the first day of the first bill cycle in which Sprint bills monthly recurring charges or usage charges. Unless defined otherwise in this Agreement, the Term begins on the Commencement Date.
     23.6 “Domestic” for wireline data Services means the 48 contiguous states of the United States and the District of Columbia, unless otherwise defined for a particular Product or Service in the applicable Tariffs, Schedules, or Product-specific Terms. “Domestic” as used for voice Services includes Hawaii, Alaska, the Virgin Islands, Guam and Puerto Rico.
     23.7 "Effective Date” is the date the last party signs this Agreement.
     23.8 [*****].
     23.9 [*****].
     23.10 [*****].

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     23.11 [*****].
     23.12 Newco Regional Data Centers” refers to the regional distribution centers through out the United States that are used to consolidate traffic and provide WiMAX services to multiple market level NWSC’s.
      23.13 “Order” or “Purchase Order” means a written, electronic or verbal order, or purchase order, submitted or confirmed by Newco and accepted by Sprint, which identifies specific Products and Services, and the quantity ordered. Verbal Orders are deemed confirmed upon Newco’s written acknowledgement, or use, of Products or Services. “Order Term” is the term designated for an individual Order.
     23.14 “Parent” means, with respect to Sprint, Sprint Nextel Corporation; with respect to Newco, Newco, Inc.; and, in each case, any successor (whether by merger, operation of law or otherwise) thereto.
     23.15 “Person” means any individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity or governmental authority.
     23.16 “Product(s)” includes equipment, hardware, software, cabling or other materials sold or leased to Newco by or through Sprint as a separate item from, or bundled with, a Service.
     23.17 “Product-specific Terms” refers to separate descriptions, terms and conditions for certain non-regulated Products and Services. Product-specific Terms are incorporated into this Agreement as of the Effective Date. Product-specific Terms are not otherwise subject to change during the Term.
     23.18 “Schedule(s)” are the terms and conditions governing Sprint’s provision of certain Domestic and international interexchange Services that were detariffed by order of the Federal Communications Commission (“FCC”). Schedules are subject to change during the Term under the rules and authority of the FCC. Schedules are posted on the Rates and Conditions Website.
     23.19 “Service(s)” means wireline and wireless business communications services, including basic or telecommunications services, information or other enhanced services, and non-regulated professional services provided to Newco by or through Sprint under this Agreement, excluding Products.
     23.20 “Sprint Regional Data Centers” refers to 12 logical (8 physical) regional distribution centers through out the United States that are used to consolidate traffic and provide services to Sprint customers.
     23.21 “Subsidiary” means with respect to any Person, any other Person of which the Person (either alone or through or together with any other Subsidiary of the Person) owns directly or indirectly a majority of the stock or other equity interests of the holders of which are generally entitled to vote for the election or the board of directors or other governing body of the corporation or other legal entity. Notwithstanding the foregoing, for purposes of this Agreement, Newco will not be considered a Subsidiary of Sprint.
     23.22 “Tariffs” means the Sprint competitive LEC or intrastate interexchange carrier tariffs on record with the FCC or state regulatory authorities having jurisdiction over those Services. Tariffs are subject to change during the Term under the rules and authority of the relevant regulatory bodies. If, during the Term, Sprint entirely withdraws any Tariff that applies to Services in this Agreement, the Tariff terms and conditions then in effect will continue to apply to this Agreement. Tariffs are posted on the Rates and Conditions Website.
     23.23 “Newco WiMAX Service Center” or “NWSC” refers to each NWSC per market that is used by Newco to provide WiMAX service to customers in the served market.

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23. Schedules and Statements of Work.
The parties will use best efforts and all due diligence to complete the necessary pricing schedules and statements of work, as applicable, within 45 days of the Effective Date of this Agreement. In any event, all pricing schedules and statements of work related to this Agreement must be completed on or before the closing date of the transaction agreement between the parties related to the formation of Newco (“Transaction Agreement”). Accordingly, the parties agree that in respect of any pricing schedule or statement of work related to this Agreement that is not completed on or before sixty (60) days prior to the scheduled closing date of the Transaction Agreement, that pricing schedule or statement of work is to be subject to the Dispute Resolution provisions of Section 5 above.
24. Entire Agreement
This Agreement represents the entire understanding between the parties with the respect to the provision and receipt of the Services, and the provisions hereof and thereof cancel and supersede all prior agreements or understandings, whether written or oral, with respect to the Services. Pre-printed or similar terms and conditions appearing in any purchase order will have no force and effect. This Agreement is deemed to include all of the related Orders or Statements of Work arising under this Agreement, each of which is incorporated herein as if an original part of this writing.

NEWCO LLC		SPRINT SOLUTIONS, INC.
as contracting agent on behalf of the applicable Sprint affiliated entities providing the Products and Services

By:		By:

	Authorized Signature	Authorized Signature

Date:		Date:

Name and Title:		Name and Title:

(please type or print)		(please type or print)

Address:	4400 Carillon Point	Address:
Kirkland, WA 98033
Fax: (425) 216-7776

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Attachment A
Interexchange Services Pricing
1. GENERAL
1.1	Applicability. This Agreement contains general provisions that apply to all Sprint wireline and professional Products and Services that Newco is purchasing under this Agreement. Capitalized terms are defined in this Agreement or in the applicable Tariffs, Schedules or Product-specific Terms.

1.2	Rates and Conditions Website. Newco’s use of Sprint Products or Services is also governed by the applicable Tariffs or Schedules posted at http://www.sprint.com/ratesandconditions (the “Rates and Conditions Website”), and the applicable Product and Service annexes posted on the Rates and Conditions Website, provided that if there is a conflict or inconsistency between the terms and conditions of the Rates and Conditions Website and this Agreement, the terms and conditions of this Agreement will control with respect to each conflict.
2. CHARGES
2.1	Orders
A.	Rates. During the Term, Newco will pay Sprint the rates and charges for Products or Services as set forth in this Attachment.
B.	Issuance and Acceptance. Only persons authorized by Newco will issue Orders under the Agreement. Sprint may accept an Order by (1) signing and returning a copy of the Order to Newco; (2) delivering any of the Products or Services ordered; (3) informing Newco of the commencement of performance; or (4) returning an acknowledgment of the Order to Newco.
C.	Cancellation or Rejection. Newco may cancel an Order at any time before Sprint ships the Order or begins performance, but Newco must pay any actual costs incurred by Sprint due to Newco’s cancellation. Sprint may reject an Order because of limited availability of the Product or Service ordered or Newco’s negative payment history. In the case of limited availability, Sprint will offer Newco an alternative, if available, at no additional cost. Sprint will notify Newco of rejected or canceled Orders, and shall provide Newco with forecasts, if available, to allow Newco to plan around instances of limited availability.
D.	Newco Purchase Orders. Newco purchase orders are binding only upon acceptance in writing by Sprint. Except in the case of a Special Newco Arrangement Form, the terms and conditions in any Newco-issued purchase order accepted by Sprint will have no force or effect other than to denote quantity, the Products or Services purchased, delivery destinations, requested delivery dates and any other information required by this Agreement.
2.2	Fixed Rates and Percentage Discounts. The rates and discounts identified in the pricing Attachments will be reviewed and reassessed on [*****] basis, [*****] (unless stated otherwise in the applicable Attachment). Rates and charges not fixed in this Agreement will be based on then-current Schedules, Tariffs, or price lists at the time of purchase.
2.3	Rate Adjustments. Sprint may impose on Newco additional regulatory fees, administrative charges, and charges or surcharges for the costs Sprint incurs in complying with governmental programs, but such additional charges will be no greater than what Sprint is charging similarly situated business customers (excluding public sector or wholesale customers). Sprint will not add any new fees unique to Newco and any additional fees will be no more than the lowest fees Sprint charges to similarly situated customers. These charges include, but are not limited to, state and federal Carrier Universal Service Charges, Compensation to Payphone Sprints, Telephone Relay Service, or Gross Receipts surcharges. The amount of the fees and charges imposed may vary. Sprint may impose additional charges or surcharges to recover amounts Sprint is charged for terminating or originating a call to other wireless carriers such as international mobile termination charges, and to recover increased access costs imposed on Sprint as a result of Newco’s specific traffic patterns, network configuration or routing protocol. Newco will have the right to terminate this Agreement

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without early termination liability if Sprint imposes any additional, material fees, charges or surcharges on Newco under this Section 2.3.
2.4	Taxes
A.	Taxes Not Included. Sprint’s rates and charges for Products and Services do not include taxes. Newco will pay all applicable taxes of which Sprint notifies Newco, including, but not limited to, sales, use, gross receipts, excise, VAT, property, transaction, or other local, state or national taxes or charges imposed on, or based upon, the provision, sale or use of Products or Services.
B.	Withholding Taxes. Notwithstanding any other provision of this Agreement, if a jurisdiction in which Newco conducts business requires Newco to deduct or withhold separate taxes from any amount due to Sprint, Newco must notify Sprint in writing. Sprint will then increase the gross amount of Newco’s invoice so that, after Newco’s deduction or withholding for taxes, the net amount paid to Sprint will not be less than the amount Sprint would have received without the required deduction or withholding.

C.	Exclusions. Newco will not be responsible for payment of:
(1)	Sprint’s direct income taxes and employment taxes; and
(2)	any other tax to the extent that Newco demonstrates a legitimate exemption under applicable law.
2.5	[*****].
3. BILLING AND PAYMENT
3.1	Invoicing
A.	Commencement of Invoicing. Sprint may begin invoicing Newco in full for non-recurring and recurring charges on the date the Products or Services are installed and made available and confirmed to be accepted by Newco under Section D below.
B.	Delays. If Sprint cannot install or make available the Product or Service by the delivery date specified in the Order due to a Newco-caused delay, Sprint may bill Newco as of the delivery date specified in the Order or, if no date is specified, any time 30 days or more after the Effective Date.
C.	Timing. In general, for recurring Services, Sprint bills fixed Service charges in advance and usage-based charges in arrears.
D.	Newco will have five (5) business days after the time the Services are made available to Newco for testing to accept or reject Services in writing (unless a longer warranty period is expressly stated). After five business days, the Services will be deemed accepted if no rejection notice has been received by Sprint. If a Service is rejected, Newco must provide written reasons for the rejection and Sprint will have at least 30 days to cure the problem. Newco will have another five (5) business days to accept or reject any repaired Service. Newco will not unreasonably reject a Service. If Newco has rejected Services twice, as provided in this paragraph, Newco may terminate the Order for such Services without any early termination liability.
3.2	Payment Terms. Payment terms are net 30 days from the date of invoice receipt for all undisputed charges. If Newco fails to make such payment within 15 days of receiving Sprint’s written notice of nonpayment, Newco will pay Sprint the lesser of a 1.5% monthly fee or up to the maximum allowed by law on all undisputed past due invoices. In addition, after 20 days notice to Newco, Sprint may take other action to compel payment of past due amounts, including suspension or termination of Services, unless prohibited by an applicable Tariff, state law or regulation. Newco may not offset credits owed to Newco on one account against payments due on the same or another account without Sprint’s written consent. Sprint’s acceptance of late or partial payments is not a waiver of its right to collect the full amount due. Newco’s payment obligations include late charges and third party collection costs incurred by Sprint, including, but not limited to, reasonable attorneys’ fees, if Newco fails to cure its breach of these payment terms. Notwithstanding the foregoing, Sprint acknowledges that any suspension or termination of Services would cause significant business interruption to Newco and thus Sprint agrees to make commercially reasonable efforts to resolve any such non-payment of undisputed past due amounts prior to any suspension or termination of Services.
3.3	Billing Errors. If Sprint fails to bill for a Domestic service due to errors made by Sprint in their billing systems or processes, once the error is discovered, Newco is only obligated to pay for up to 180 days in arrears.

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3.4	Disputed Charges. If Newco disputes a charge in good faith, Newco may withhold payment of that charge if Newco (A) makes timely payment of all undisputed charges; and (B) within 30 days of the due date, provides Sprint with a written explanation of Newco’s reasons for disputing the charge. Newco must cooperate with Sprint to resolve promptly any disputed charge. If Sprint determines, in good faith, that the disputed charge is valid, Sprint will notify Newco and, within 5 business days of receiving notice, Newco must pay the charge or invoke the dispute resolution process in Section 5 of this Agreement. If Sprint determines, in good faith, that the disputed charge is invalid, Sprint will credit Newco for the invalid charge promptly but no later than two bill cycles.
3.5	Repayment of Credits or Waived Charges. If Sprint terminates a Service or the Agreement due to Newco’s material breach, or Newco terminates a Service or the Agreement before the end of any applicable Order Term or minimum service term (unless due to Sprint’s material breach or other events giving rise to Newco’s right to terminate this Agreement), Newco will repay Sprint a pro rata portion of any credits issued or charges waived, based upon the number of months remaining in the Order Term or minimum service term at the time of termination. This provision does not apply to service level credits issued for Service outages.
3.6	Records. Sprint must maintain complete and accurate records to substantiate Sprint’s charges billed under this Agreement. Unless otherwise specified in a Order, Sprint will retain such records for a period at least as long as the period for which Sprint maintains comparable records for its own account, which period must be at least as long as may be required by law. Newco and its authorized agents, subject to obligations of confidentiality as set forth in this Agreement or as otherwise provided by law, will be allowed access to the records on prior written request during normal business hours during the term of this Agreement and during the respective periods in that Sprint is required to maintain the records. Access to the records will be made at the location where the records are normally maintained.
4.	CREDIT APPROVAL. If during the Term, Newco’s financial circumstance or payment history becomes reasonably unacceptable to Sprint, then Sprint may require adequate assurance of future payment as a condition of accepting new orders.
5.    EQUIPMENT AND SOFTWARE
5.1	Third-Party Equipment or Software. Newco is responsible for any items not provided by Sprint (including, but not limited to, equipment or software) that impair Product or Service quality. Upon notice from Sprint of an impairment, with supporting data, Newco promptly will attempt to cure the problem. Newco will continue to pay Sprint for Products and Services during such impairment or related suspension. If the impairment interferes with the use of Sprint’s network by Sprint or third parties, Sprint, in its reasonable discretion, may suspend or disconnect the affected Products and Services without advance notice to Newco, although Sprint will provide advance notice where practical. At Newco’s request, Sprint will troubleshoot the impairment at a mutually agreed upon discounted rate off Sprint’s then current rate Sprint is not liable if a commercially reasonable change in Products or Services causes equipment or software not provided by Sprint to become obsolete, require alteration, or perform at lower levels.
5.2	Software License
A.	Licensing Requirements. Where software is provided with a Product or Service, Newco is granted a non-exclusive and non-transferable license or sublicense to use the software, including any related documentation, solely to enable Newco to use the Products and Services in accordance with the applicable licensing requirements, provided, however, that the license or sublicense is transferable as part of an assignment of this Agreement that is permitted under Section 9 of the Agreement. Software licensing terms and conditions of Sprint’s software vendors are provided by Sprint or posted at www.sprint.com/ratesandconditions or otherwise provided to Newco through click or shrinkwrap agreements. Sprint may suspend, block or terminate Newco’s use of any software if Newco fails to comply with any applicable licensing requirement but only after notice and a reasonable opportunity to cure the failure to comply with the license terms.
B.	Prohibitions. Newco is not granted any right to use any software on behalf of third parties or for time share or service bureau activities. No rights are granted to source code and Newco agrees not to reverse engineer, decompile, modify or enhance any software.
5.3	Title to Software or Equipment. Sprint or its suppliers retain title and property rights to Sprint-provided software and equipment (excluding Products sold to Newco under this Agreement). Upon termination or expiration of this Agreement or the applicable Service, but subject to all Newco rights to acquire the license

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and equipment set forth herein or in the Agreement, any applicable software license will terminate and Newco will surrender and immediately return the Sprint-provided equipment and software to Sprint.
6. NEWCO RESPONSIBILITIES
6.1	Installation. Newco will reasonably cooperate with Sprint or Sprint’s agents, and Sprint will reasonably cooperate with Newco and Newco’s agents, to enable Sprint or its agents to install the Products and Services. Newco is responsible for damage to Sprint-owned Products and Services located on Newco premises, excluding reasonable wear and tear or damage caused by Sprint.
6.2	Use of Products and Services
A.	Acceptable Use Policy. If Newco purchases Products or Services, Newco must conform to the acceptable use policy posted at http://www.sprint.com/legal/agreement.html, as reasonably amended from time to time by Sprint.
B.	Abuse and Fraud. Newco will not use Products or Services: (1) for fraudulent, unlawful or destructive purposes, including, but not limited to, unauthorized or attempted unauthorized access to, or alteration, abuse or destruction of, information; or (2) in any manner that causes interference with Sprint’s or another’s use of the Sprint network. Newco will cooperate promptly with Sprint to prevent third parties from gaining unauthorized access to the Products and Services via Newco’s facilities.
C.	Resale. Newco may not resell Sprint’s wireless Products and Services. Newco may not resell long distance (interexchange) wireline Products and Services unless specifically set forth in a separate Sprint wholesale agreement.
D.	Traffic Pumping/Access Stimulation. If Newco’s traffic patterns, routing protocols or network configuration generate access costs to Sprint that meet or exceed the revenues received from Newco, Sprint reserves the right, upon notice to Newco, to renegotiate in good faith the price for such service.
E.	Agent Designation. For Services Sprint provides to Newco in countries outside the United States, and as required by: (1) law; (2) regulation; (3) other service providers; or (4) the terms of this Agreement, Newco appoints Sprint as Newco’s agent during the Term for the limited purpose of procuring, ordering, leasing or purchasing products and services necessary for providing the Products and Services, including, but not limited to, local access and customer premise equipment necessary for the provision of the Products and Services.
7. Order Terms for Wireline Products and Services
7.1	Calculation of Early Order Term Termination Liability. Certain wireline Products and Services may be priced based on a minimum Order Term, which may be identified as an “Order Term,” “Access Term Plan,” or similar language, as listed in the applicable pricing Attachment. If Newco terminates an Order in whole or in part, before expiration of the Order Term (unless due to Sprint’s material failure or other events giving rise to Newco’s right to terminate this Agreement), or if Sprint terminates an Order under a termination right provided to Sprint under this Agreement or as a result of Newco’s material breach of this Agreement, then Newco will pay the following early termination charges, which represent Sprint’s reasonable liquidated damages and not a penalty:
A.	Access Orders. A lump sum equal to (a) the applicable monthly charges for any DS3 or greater dedicated access or any level of Ethernet access, multiplied by the number of months remaining in the Order Term, plus (b) a pro rata amount of any waived installation charges, based on the number of months remaining in the applicable minimum Order Term;

B.	General Liability. A lump sum equal to (a) the applicable monthly charges for the Service multiplied by the number of months remaining in the first year of the Initial Term, plus (b) 35% of the applicable monthly charges multiplied by the number of months remaining in the Initial Term after the first year, plus (c) a pro rata amount of any waived installation charges, based on the number of months remaining in the applicable minimum Order Term, less (d) amounts paid, if any, for early termination of either Ethernet or DS3 or greater bandwidth access under subsection (A) above; and

C.	Third Party Liability. Any liabilities imposed on Sprint by third parties, such as a Local Exchange Carrier (“LEC”) or PTT, as a result of Newco’s early termination.

D.	Waiver of Order Term Liabilities. Upon prior approval of Sprint, Newco will not be liable for the early termination charges in the Calculation of Early Order Term Termination Liability section above, if Newco orders another Service of the same or greater monthly price with an Order Term no less than

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the remaining months in the initial Order Term (or one year, whichever is greater) at the same time Newco provides Sprint with the termination notice. Such approval will be in Sprint’s reasonable discretion and based upon financial and other business considerations.
7.2	Disconnect Notice
A.	Notice Requirement. For Domestic Services, Sprint will have up to 30 days to complete disconnection. For non-Domestic Services, Sprint may require a longer period to complete disconnection, and Newco will be responsible for charges through the last to occur of the 60th day after Sprint received the disconnect notice, or the date Newco stops using the Services. Where Newco is upgrading to a larger circuit at the same site, disconnection of the initial circuit will be immediate.
B.	Forms Required. For written notice of disconnect to be effective, Newco must provide information necessary for Sprint to complete the disconnect. Failure to provide required disconnect information may result in Sprint’s revocation of connecting facility assignments from Sprint to the LEC and Newco will be liable for any resulting charges imposed on Sprint by the LEC.
8. MISCELLANEOUS
8.1	Notice. Notices required under this Agreement must be submitted in writing to the party’s address for notice listed in this Agreement or an Order and, in the case of a dispute, notices also must be sent to:

Sprint:	Newco:
Attn: Vice President Law Dept.	Attn: General Counsel
— Marketing & Sales	4400 Carillon Point
KSOPHT0101-Z2525	Kirkland, WA 98033
6391 Sprint Parkway	Fax: (425) 216-7776
Overland Park, KS 66251-2525
8.2	URLs and Successor URLs. References to Uniform Resource Locators (URLs) in this Agreement include any successor URLs designated by Sprint.

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Attachment A-1
IP Network Transport Services
1.	General. Sprint will, subject to available capacity, provide Newco with IP transport services, including but not limited to Dedicated Internet Access, Metropolitan Access Network and Global MPLS VPN, between Newco’s Wireless Service Centers and Regional Data Centers. Services will be provided subject to Sprint’s standard operating terms and conditions as contained in the relevant product annex posted to www.sprint.com/ratesandconditions (click on Business Communications Services Terms and Conditions, see Product-specific Terms) unless the exception(s) is/are expressly stated in this Agreement. The pricing described below will be [*****]. Pricing may be structured as non-recurring, monthly recurring charges and/or usage-based charges, but will remain consistent with the applicable pricing methodology [*****].
2.	Dedicated Internet Access Pricing. [*****]. For the avoidance of doubt, under no circumstances will Sprint be required to [*****].
a.	Transit port is a Dedicated Internet Access port where each party exchanges both routes learned from customers (using transit ports themselves) and peers (using non-transit ports). The transit port connectivity described in this provision does not include bilateral, settlement free, non-transit peering directly with Sprint.

b.	Non-Transit port is a Dedicated Internet Access port where each party exchanges only routes learned from customers with Transit ports. The non-transit port connectivity described in this provision does not include bilateral, settlement free, non-transit peering directly with Sprint.

c.	Data Center Transport. If Newco is offered better per port pricing or per Mbps pricing from another carrier for data center transport, Newco may notify Sprint in writing and Sprint will have an opportunity to match such pricing. If Sprint elects not to match the pricing within 30 days of receiving Newco’s written certification of a bona fide offer from a competitor, Newco may bring IP transport from the other carrier into the Sprint data center facilities where Newco may be collocated, subject to restrictions, if any, in Sprint’s agreement with the lessor of the data center.
3.	Global MPLS VPN Pricing. Sprint will charge a monthly recurring per port price based on [*****] unless the parties agree otherwise in writing.
4.	VoIP Pricing. Sprint will charge a monthly recurring per port price and/or usage-based charges based on [*****] unless the parties agree otherwise in writing.

SPRINT CONFIDENTIAL AND PROPRIETARY INFORMATION

No.: BSGXXXX-XXXX
Date:
Attachment A-2
Data Center Collocation
1.	Data Center Collocation. Sprint will, subject to capacity, provide Newco with rack space in existing Sprint-owned or Sprint-leased data centers, subject to any subleasing consents or restrictions, if any, in Sprint’s agreement with the lessor and available space at the data center location which will not impact Sprint’s ability to operate, maintain and grow its networks.
2.	Pricing. The monthly recurring charges for rack space, will be the [*****] or if applicable, [*****] as described in Section 2.5, of such space, based on the percentage of space required by the Newco equipment, and using the design diagrams and specifications provided by Newco as approved by Sprint and/or the data center lessor, as may be required, unless the parties agree otherwise in writing. Unless expressly stated otherwise, data center pricing in this Attachment does not include additional collocation services, such as security access, monitoring, power, IP transport or additional incremental improvements Newco may request in order to collocate in the data center. Examples include, but are not limited to cages, power meters, equipment setup, wiring, duct work, etc.
2.1	Sprint’s monthly recurring pricing for rack space will include power up to a specified amperage.
2.2	Monitoring pricing TBD
2.3	Security access TBD
2.4	IP transport for Data Center Collocation will be priced in Attachment A-1.
3.	Other Terms and Conditions.
3.1	Sprint will provide Newco with unescorted access 24x7, subject to any reasonable security restrictions and restrictions in an applicable lease agreement. Newco will be required to maintain specified insurance coverages to be mutually agreed upon by the parties.

3.2	Sprint and Newco will cooperate in good faith to evaluate to what extent Newco may be granted rights to install antennae, generators or other equipment on the roof of each data center in which Newco is collocated. Such rights may be limited by Sprint lease agreements, environmental or regulatory constraints and availability of space.

3.3	Any Newco equipment to be collocated in a data center must comply with Sprint’s technical standards, which Sprint will provide in writing. To the extent Newco equipment does not comply with Sprint’s standards, the parties will cooperate in good faith to assess the impacts to the integrity of the data center facility and whether the equipment complies with other relevant standards.

SPRINT CONFIDENTIAL AND PROPRIETARY INFORMATION

No.: BSGXXXX-XXXX
Date:
Attachment A-3
Network and Operations Management
1.	Network Connectivity: At their own expense, both parties will establish NOC to NOC connectivity for all shared hardware solutions. Each party will have separate OSS systems at their own costs.
2.	Security: At their own expense, both parties will ensure security, such as firewalls, are appropriate for both parties and regulatory compliance on all shared hardware solutions.

SPRINT CONFIDENTIAL AND PROPRIETARY INFORMATION

No.: BSGXXXX-XXXX
Date:
Attachment A-4
Application Platforms
1.	Application Platforms. Sprint will, subject to capacity, provide Newco with access as needed to agreed upon business application platforms, including but not limited to Voicemail, Instant Messaging Services, Location-Based Systems and Media Server. Sprint will provide access to Application Platform Infrastructure as defined by the parties (API) and Newco will build its own applications to interface with these platforms. Sprint’s pricing to Newco will be based on a mixed cost basis consisting of a monthly flat rate and an additional per subscriber charge to be agreed-upon by the parties.
2.	Technology Roadmap: Newco will provide Sprint with its three-year Technology Roadmap in order to develop the platforms in support of Newco’s requirements and specifications.
3.	Testing and Lab Certification: Newco will work in good faith to provide Sprint testing access to Newco’s IOT lab and production lab for development and certification of each platform. The parties will act reasonably to mutually agree on space requirements and allocation of costs. Newco will use commercially reasonable efforts to enable Sprint to purchase equipment from Newco’s vendors at the pricing Newco receives from the vendor.

SPRINT CONFIDENTIAL AND PROPRIETARY INFORMATION

No.: BSGXXXX-XXXX
Date:
Attachment A-5
Toll Free Services
1. Toll Free Services. Sprint will, subject to capacity, provide Newco with inbound Toll Free and outbound WATS services for Newco’s call center. Sprint’s pricing to Newco will be [*****] or if applicable, [*****] as described in Section 2.5, unless otherwise agreed to in writing.

SPRINT CONFIDENTIAL AND PROPRIETARY INFORMATION

No.: BSGXXXX-XXXX
Date:
Attachment B
Backhaul
1.	Sprint and Newco will enter into a separate agreement that allows the other party to purchase access under each other’s third party backhaul agreements, as may be permitted under such existing agreements. If not currently permitted under a party’s backhaul agreement, each party will use reasonable efforts at the earliest opportunity to negotiate terms with the access providers that would permit the other party to purchase under their agreement at favorable terms and conditions.

2.	[*****].

3.	Network Connectivity: Both parties will establish NOC to NOC connectivity for all shared hardware solutions. Each party will have separate OSS systems.

4.	Sprint cannot resell backhaul bandwidth that it procures from Newco without Newco’s prior written permission.

5.	Newco cannot resell backhaul transport it procures from Sprint without Sprint’s prior written permission.

SPRINT CONFIDENTIAL AND PROPRIETARY INFORMATION

No.: BSGXXXX-XXXX
Date:
Attachment C
Product Annexes

SPRINT CONFIDENTIAL AND PROPRIETARY INFORMATION

No.: BSGXXXX-XXXX
Date:
Attachment D
Service Level Agreements
Sprint will provide a Service Level Agreement (SLA) for each commercial offering purchased by Newco under this Agreement. The SLAs will be consistent with SLAs currently offered to [*****] and will address applicable 9s, service credits and termination rights for chronic outages.

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SPRINT CONFIDENTIAL AND PROPRIETARY INFORMATION